Exhibit 10.42

UNITED STATIONERS INC.
2004 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
SECTION 16 OFFICERS

Dear Steve:

This Restricted Stock Unit Award Agreement (this “Agreement”), dated as March 4, 2008, (the “Award Date”), is by and between Stephen Schultz (the “Participant”), and United Stationers Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2004 Long-Term Incentive Plan (the “Plan”).

In the exercise of its discretion to grant awards under the Plan, the Committee has determined that the Participant should receive a restricted stock unit award, on the following terms and conditions:

1.             Grant. The Company hereby grants to the Participant a Restricted Stock Unit Award (the “Award”) of 3,000 restricted stock units (the “Units”), each Unit representing the right to receive up to two shares of the Company’s common stock as provided in Section 4 of this Agreement. The Award will be subject to the terms and conditions of the Plan and this Agreement.

2.             No Rights as a Stockholder.   The Units granted pursuant to this Award do not entitle the Participant to any rights of a stockholder of the Company’s Stock. The Participant’s rights with respect to the Units shall remain forfeitable at all times until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

3.             Vesting; Effect of Date of Termination.   So long as the Participant’s Date of Termination has not yet occurred, the Participant’s Units will vest in accordance with the following schedule:

Scheduled Vesting Date	Percentage of Total Units To Vest
December 31, 2008	25%
December 31, 2009	25%
December 31, 2010	25%
December 31, 2011	25%

If the Participant’s Date of Termination occurs for any reason before any Scheduled Vesting Date, the Participant’s Units that are not yet vested immediately prior to such Date of Termination will be forfeited on and after the Participant’s Date of Termination, subject to the following:

(a)           If the Participant’s Date of Termination occurs before a Scheduled Vesting Date by reason of the Participant’s death or Permanent and Total Disability (as defined below), a Pro Rata Portion of the then unvested Units will become vested as of the Participant’s Date of Termination. As used herein, the “Pro Rata Portion” of the Units shall be determined by multiplying the number of unvested Units immediately prior to the Participant’s Date of Termination by a fraction, the numerator of which shall be the number of whole months elapsed between the most recent Scheduled Vesting Date prior to the Date of Termination (or the Award Date, if no Scheduled Vesting Date has yet occurred) and the Date of Termination, and the denominator of which shall be the number of whole months between the most recent Scheduled Vesting Date prior to the Date of Termination (or the Award Date, if no Scheduled Vesting Date has yet occurred) and the final Scheduled Vesting Date.

(b)           If a Change of Control occurs after the Award Date and prior to the Participant’s Date of Termination, then (i) 50% of the Units that were not yet vested immediately prior to the Change of Control will then become fully vested as of the date of such event; and (ii) the portion of such unvested Units that does not vest in accordance with the preceding clause (i) shall be subject to the vesting provisions of this Agreement without regard to the acceleration of vesting under clause (i), but with the remaining scheduled vesting percentages in the table at the beginning of this Section proportionately reduced.

(c)           If a Change of Control occurs after the Award Date and prior to the Participant’s Date of Termination and, during the two-year period following the date of such Change of Control, the Participant’s Date of Termination occurs by reason of the involuntary termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant for Good Reason (as defined below), the Units that were not yet vested under this Agreement immediately prior to such Date of Termination will be fully vested as of the Participant’s Date of Termination.

(d)           If the Participant’s Date of Termination occurs after the Award Date and during an Anticipated Change of Control by reason of the involuntary termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant for Good Reason, and a Change of Control then occurs within two years following the Participant’s Date of Termination, the number of shares (subject to paragraph 5.2(f) of the Plan) that would have been issuable in settlement of the Units that were forfeited on the Date of Termination had those Units been vested on the Date of Termination (such number of shares determined in accordance with paragraph 4(c) below) shall be granted to the Participant on a fully vested basis as of the date of the Change of Control (but in no event later than March 15 of the year following the calendar year in which the Change of Control occurs).

(e)           For purposes of this Agreement, the term “Permanent and Total Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his duties and obligations as an employee of the Company or its Subsidiaries or to participate effectively and actively as an employee of the Company or its Subsidiaries for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.

(f)            For purposes of this Agreement, “Good Reason” shall mean: (i) any material breach by the Company of this Agreement or of any employment agreement with the Participant without Participant’s written consent, (ii) any material reduction, without the Participant’s written consent, in the Participant’s duties, responsibilities or authority; provided, however, that for purposes of this clause (ii), neither (A) a change in the Participant’s supervisor or the number or identity of the Participant’s direct reports, nor (B) a change in the Participant’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Company’s executive organizational chart nor (C) a change in the Participant’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Company shall be deemed by itself to materially reduce Participant’s duties, responsibilities or authority, as long as, in the case of either (B) or (C), Participant continues to report to either the supervisor to whom he or she reported immediately prior to the Change of Control or a supervisor of equivalent responsibility and authority; or (iii) without Participant’s written consent: (A) a material reduction in the Participant’s base salary, (B) the relocation of the Participant’s principal place of employment more than fifty (50) miles from its location on the date of a Change in Control, or (C) the relocation of the Company’s corporate headquarters office outside of the metropolitan area in which it is located on the date of a Change in Control. For purposes of this Agreement, a Change of Control, alone, does not constitute Good Reason. Furthermore, notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Participant gives the Company written notice within thirty (30) days after the initial occurrence of any of such events that the Participant believes that such event constitutes Good Reason, and the Company thereafter fails to cure any such event within sixty (60) days after receipt of such notice.

Except as otherwise specifically provided, the Company will not have any further obligations to the Participant under this Agreement if the Participant’s Units are forfeited as provided herein.

4.             Number of Shares to be Received.   The number of shares of Stock that the Participant will be entitled to receive in settlement of each Unit upon its vesting will be determined as follows:

(a)           Each calendar year beginning with the year ending December 31, 2008 and ending with the year ending December 31, 2011 will be considered a performance period for purposes of this Award. As of the end of each performance period, the number of shares of Stock to be issued in settlement of the number of Units scheduled to vest as of the end of that performance period (the “Share Settlement

Amount”) will be determined and fixed by multiplying the number of Units that vest on the applicable Scheduled Vesting Date by the Share Adjustment Factor (defined below).

(b)           The Share Adjustment Factor for any performance period is the multiple (calculated to two decimal places) determined by comparing EBIT(1) for ORS Nasco, Inc. for that performance period to the EBIT threshold, target and maximum amounts for that performance period as established by the Committee, in the manner prescribed in Appendix A to this Agreement. The target EBIT amounts for ORS Nasco Inc. for each performance period are set forth in Appendix A.

(c)           If any Units vest before their Scheduled Vesting Date pursuant to paragraphs 3(a), (b) or (c), then the number of shares of Stock to be issued in settlement of such Units will be determined by multiplying such number of Units by the Share Adjustment Factor for the last completed performance period (or by 1 if no performance period has been completed at that time).

5.             Settlement of Units.   After any Units vest pursuant to Section 3, the Company will promptly, but in no event later than March 15 of the year following the calendar year in which such Units vest, cause to be issued to the Participant, or to the Participant’s beneficiary or legal representative in the event of Participant’s death, shares of Stock in payment and settlement of such vested Units in the amount determined in accordance with Section 4. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 6, and shall be in complete satisfaction of such vested Units. If the Units that vest include a fractional Unit, the Company will round the number of vested Units down to the nearest whole Unit prior to issuance of the shares as provided herein.

6.             Tax Matters.

(a)           The Committee may require the Participant, or the alternate recipient identified in Section 5, to satisfy any potential federal, state, local or other tax withholding liability. Such liability must be satisfied at the time such Units vest and are settled in shares of Stock. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied: (A) through a cash payment by the Participant, (B) through the surrender of shares of Stock that the Participant already owns (provided, however, to the extent shares described in this clause (B)

(1) For purposes of this Agreement, “EBIT” will be derived from the diluted earnings per share as reported in the Company’s audited financial statements for the reported year and adjusted for the same items used in adjusting Net Income results for the United Stationers Management Incentive Plan purposes. EBIT is calculated as total gross margin less total operating expenses. The calculation of EBIT shall exclude the impacts of any intercompany sales and any acquisition accounting items, including amortization of intangible assets, depreciation expenses associated with any fixed asset step up to fair value and impact of any inventory step up to fair value.

are used to satisfy more than the minimum statutory withholding obligation, as described below, then payments made with shares of Stock in accordance with this clause (B) shall be limited to shares held by the Participant for not less than six months prior to the payment date), (C) through the surrender of shares of Stock to which the Participant is otherwise entitled in respect of the Award under this Agreement; provided, however, that such shares under this clause (C) may be used to satisfy not more than the minimum statutory withholding obligation of the Company or applicable Subsidiary (based on minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), or (D) any combination of (A), (B) and (C); provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D) and that the Committee may require that the method of satisfying such an obligation be in compliance with Section 16 of the Exchange Act (if the Participant is subject thereto) and any other applicable laws and the respective rules and regulations thereunder. Any fraction of a share of Stock which would be required to satisfy such an obligation will be disregarded and the remaining amount due will be paid in cash by the Participant.

(b)           The Award evidenced by this Agreement and the issuance of shares of Stock in settlement of vested Units is not intended to provide and does not provide for the deferral of compensation within the meaning of Section 409A of the Code. The Participant shall have no power to affect the timing of such settlement.

7.             Compliance with Laws.   Despite the provisions of Section 5 hereof, the Company is not required to issue or deliver any certificates for shares of Stock if at any time the Company determines that the listing, registration or qualification of such shares upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the issuance or delivery of the shares hereunder in compliance with all applicable laws and regulations, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

8.             No Right to Employment.   Nothing herein confers upon the Participant any right to continue in the employ of the Company or any Subsidiary.

9.             Nontransferability.   Except as otherwise provided by the Committee or as provided in Section 5, and except with respect to shares of Stock issued in settlement of vested Units, the Participant’s interests and rights in and under this Agreement may not be assigned, transferred, exchanged, pledged or otherwise encumbered other than as designated by the Participant by will or by the laws of descent and distribution. Issuance of shares of Stock in settlement of Units will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 5 hereof. The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein, and the Committee shall extend to those individuals the rights otherwise exercisable by the Participant with regard to any withholding tax election in accordance with Section 6 hereof. Any effort to otherwise assign or transfer any Units or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of the Participant and his or her beneficiary in and under this Agreement.

10.           Administration and Interpretation.   The Committee has the authority to control and manage the operation and administration of the Plan. Any interpretations of the Plan by the Committee and any decisions made by it under the Plan are final and binding on the Participant and all other persons.

11.            Governing Law.   This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

12.           Sole Agreement.   Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to all of the terms and conditions of the Plan (as the same may be amended in accordance with its terms), a copy of which may be obtained by the Participant from the office of the Secretary of the Company. In addition, this Agreement and the Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the Committee from time to time pursuant to the Plan. This Agreement is the entire agreement between the parties to it with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

13.           Binding Effect.   This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein and under the Plan, their respective heirs, executors, administrators, legal representatives, successors and assigns.

14.           Amendment and Waiver.   This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement between the Company and the Participant without the consent of any other person. No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the Company has duly executed this Agreement as of the Award Date.

Very truly yours,

UNITED STATIONERS INC.

By:	/s/ F. B. Hegi
Frederick B. Hegi, Jr.
Chairman of the Board

Appendix A

Determination of Share Adjustment Factor

For any performance period, the Share Adjustment Factor shall be determined in accordance with the following table:

ORS Nasco, Inc. EBIT for the Applicable Performance Period	Share Adjustment Factor(1)
Lower of 85% of Target EBIT(2) or prior year’s actual EBIT (Threshold)(3)	0
Target EBIT	1.00
130% of Target EBIT (Maximum)	2.00

(1) If ORS Nasco, Inc. EBIT for the applicable performance period is between Threshold and Target EBIT or between Target and Maximum EBIT, the applicable Share Adjustment Factor will be determined by linear interpolation between the applicable Share Adjustment Factors shown in the table.

(2) For purposes of this Agreement, “EBIT” will be derived from the diluted earnings per share as reported in the Company’s audited financial statements for the reported year and adjusted for the same items used in adjusting Net Income results for the United Stationers Management Incentive Plan purposes. EBIT is calculated as the total gross margin less total operating expenses. The calculation of EBIT shall exclude the impacts of any intercompany sales and any acquisition accounting items, including amortization of intangible assets, depreciation expenses associated with any fixed asset step up to fair value and impact of any inventory step up to fair value.

(3) Threshold performance will be the lower of 85% of target EBIT or prior year’s actual EBIT.

Target ORS Nasco, Inc. EBIT

Year Ending	Target ORS Nasco, Inc. EBIT
December 31, 2008	$21,324,000
December 31, 2009	$24,411,000
December 31, 2010	$28,245,000
December 31, 2011	$31,145,000